MASIMO CORPORATION
2007 STOCK INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
You (the “Participant”) are hereby awarded restricted share units (the “RSUs”) subject to the terms and conditions set forth in the employment agreement made and entered into as of November 4, 2015, by and between the Company and you (as it may be amended from time to time, the “Employment Agreement”), this Restricted Share Unit Award Agreement (this “Award Agreement”), and the Masimo Corporation 2007 Stock Incentive Plan (the “Plan”).
Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any inconsistency between the terms of the Employment Agreement, this Award Agreement and the Plan, the terms of the Employment Agreement shall govern, and in no event shall the RSUs be subject to forfeiture or cancellation except as set forth in the Employment Agreement.
1.    Specific Terms. The RSUs shall have the following terms:

Name of Participant	Joe Kiani
Number of RSUs	2,700,000
Award Date	November 4, 2015
Vesting	As provided in the Employment Agreement.
Settlement	As provided in the Employment Agreement.
2.    Dividends. When Shares are delivered to you pursuant to the vesting of the RSUs as provided in the Employment Agreement, you shall also be entitled to receive with respect to each Share issued (i) an amount equal to any cash dividends (plus simple interest at a rate of 5% per annum), provided that, at your election, you shall be credited in lieu of the foregoing with an additional number of restricted share units (subject to same terms and conditions as the RSUs) on the applicable dividend record date determined by dividing the total amount of any cash dividends which were declared and paid to the holders of Shares on such dividend record date by the closing price of a Share on such dividend record date and (ii) a number of Shares equal to any stock dividends, in each case which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued. For purposes of this Award Agreement and the Employment Agreement, the term “RSUs” shall include any additional restricted share units which are credited to you in accordance with the preceding sentence.
3.    Changes in Capitalization. The Committee shall equitably adjust the number of Shares underlying the RSUs to reflect any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, spin-off, spin-out, merger, consolidation, combination, recapitalization or reclassification of the Shares, or any other changes in corporate structure.

4.    Restrictions on Transfer. Except as set forth in the Plan, the RSUs may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing or anything set forth in the Plan, you may transfer the RSUs (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in clause (ii) of this Section, or (ii) by gift to charitable institutions or foundations or by gift or transfer for no consideration to any of your relatives as follows (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of any of your relatives as follows): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships. Any transferee of your rights shall succeed to and be subject to all of the terms of the Employment Agreement, this Award Agreement and the Plan.
5.    Withholding Taxes and Deferred Compensation. The RSUs shall, in all respects, be subject to any applicable required tax withholding. Any amount payable to you under this Award Agreement on account of your termination of employment which constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made in accordance with Section 8.6 of the Employment Agreement.
6.    Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
7.    Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
8.    Modifications. This Award Agreement may only be modified or amended with your written agreement.
9.    Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
10.    Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.    Governing Law. The laws of the State of Delaware (without regard to conflicts of laws principles) shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto; provided that, to the extent any provision of this Award Agreement requires interpretation of any provision of the Employment Agreement, such provisions shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California (without regard to conflicts of laws principles).
BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the RSUs are hereby awarded under and governed by the terms and conditions of the Employment Agreement, this Award Agreement and the Plan.

MASIMO CORPORATION

By:	/s/ Mark P. de Raad
Name:	Mark P. de Raad
Its:	Executive Vice President and Chief Financial Officer

PARTICIPANT

By:	/s/ Joe Kiani
Name:	Joe Kiani

[Signature Page to Restricted Unit Award Agreement]

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